Exhibit 10.21

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

CONFIDENTIAL

October 9, 2015

Barry Myers, MD, PhD

Managing Director

Office of Licensing & Ventures

Duke University

2812 Erwin Road, Suite 306

Durham, NC 27705

Re:  Duke University-Editas Medicine Exclusive License Agreement dated October 10, 2014

Dear Barry,

As we previously indicated in our letter of June 11, 2015, Duke University (“Duke”) and Editas Medicine, Inc. (“Editas”) are parties to an exclusive license agreement dated October 10, 2014 (the “License Agreement”).  Editas and Juno Therapeutics, Inc. (“Juno”) recently entered into a License and Collaboration Agreement (the “Editas-Juno Agreement”).  While the Research Plan (as defined in the Editas-Juno Agreement) does not currently contemplate the use of any of the rights licensed to Editas under the License Agreement, Editas has granted to Juno a sublicense of certain rights of Editas under the License Agreement conditioned upon the receipt of Duke’s consent to such sublicense in accordance with Article 8.5 of the Editas-Juno Agreement.

By this letter, we are seeking Duke’s consent under Article 2.5(b)(i) of the License Agreement to the grant to Juno of a sublicense under the License Agreement as provided in the Editas-Juno Agreement.  We request that an authorized signatory on behalf of Duke kindly sign a copy of this letter consenting to such sublicense to Juno.

Pursuant to Article 2.5 (b)(ii) of the License Agreement, Editas provides notice that Juno Therapeutics is entitled to small entity status under 37 CFR § 1.27.

In addition, in accordance with Section 3.4 of the License Agreement, we are pleased to report Non-Royalty Sublicensing Income received by Editas following signing of the Editas-Juno Agreement.  Editas received a total of $25 million dollars from Juno as an initial upfront fee.  The Editas-Juno Agreement included a license or sublicense of rights owned by Editas and rights granted to Editas by third parties.  Pursuant to Section 3.6 of the License Agreement, we have apportioned the amounts paid under the Editas-Juno Agreement.  We reviewed all the intellectual property licensed or sublicensed to Juno Therapeutics, including the patent rights licensed under the License Agreement, and the scope of the research planned under the Editas-Juno Agreement.  Based on our assessment of the relative contribution of the rights licensed under the License Agreement to the total contributions of all rights licensed or sublicensed to Juno under the Editas-Juno Agreement, the portion of the payments made by Juno that represent Sublicense Income is [**]% of the total received from Juno.  Accordingly, Editas will pay Duke $[**], as noted on the attached Agreement Income Report.

To the extent that the Editas-Juno Agreement continues to provide for a grant to Juno of a sublicense under the License Agreement of Valid Claims, we agree to apportion, as provided in Section 3.6 of the License Agreement, to Duke no less than [**]% of future Non-Royalty Sublicense Income received from Juno under the Editas-Juno Agreement.  The foregoing apportionment may exceed [**]% if we determine based on an assessment of the relative contribution of the sublicense under the License Agreement to the total contributions of all the rights licensed and/or sublicensed to Juno under the Editas-Juno Agreement is greater than [**]%.  We agree to notify Duke in the event that revisions of the Research Plan result in the use of rights licensed to Editas under the License Agreement and sublicensed to Juno under the Editas-Juno Agreement.

Please contact me if you have any questions.

Sincerely,

/s/ Katrine Bosley

Katrine S. Bosley
CEO

By signature of this letter, Duke University consents to Editas sublicensing patent rights under the License Agreement to Juno Therapeutics.  In addition, Duke University acknowledges payment of sublicensing income from the Juno initial upfront fee.

DUKE UNIVERSITY

By:	/s/ Barry Myers
Name:	Barry Myers, MD, PhD
Title:	Managing Director
Date:	Oct. 9, 2015

ROYALTY REPOT FORM

Duke University-Editas Medicine Exclusive License Agreement dated October 10, 2014

ROYALTY REPORT for period ending

Duke File #

Country	Product	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	Sales in <Month>	TOTAL GROSS SALES	Reductions to Sales**	TOTAL NET SALES	% Royalty Due	TOTAL ROYALTY DUE

SubTOTAL x Country

SubTOTAL x Country

GRAND TOTAL

Royalty Credits/Offsets Taken

TOTAL Royalty Credits/Offsets

ROYALTIES PAID

Page # <##>	<Date>

Royalty Report for period ending June 30, 2015

Payment Summary: Payment is for Non-Royalty Sublicensing Income received by Editas during the Reporting Period following signing of a License and Collaboration Agreement with Juno Therapeutics.

Non-Royalty Sublicensing Income Total: $[**]